Exhibit 99.1

NEWS RELEASE

CHARLES B. LEBOVITZ	STEPHEN D. LEBOVITZ
Chairman of the Board and Chief Executive Office	President

BEN S. LANDRESS
JOHN N. FOY	Executive Vice President
Vice Chairman of the Board and Chief Financial Officer
MOSES LEBOVITZ
(1905-1991)

Investor Contact: Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS SECOND QUARTER RESULTS

•	Total FFO increased 2.0% in the quarter ended June 30, 2009, from the prior-year period.
•	Same-Center NOI increased 1.3% for the quarter ended June 30, 2009, from the prior-year period, excluding lease-termination fees.
•	Stabilized mall occupancy was 89.1% as of June 30, 2009, unchanged from the sequential quarter.
•	CBL raised approximately $382.0 million in follow-on equity offering.
•	CBL maintains post-offering 2009 FFO guidance range of $2.28 - $2.39 per share.

CHATTANOOGA, Tenn. (August 4, 2009) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter ended June 30, 2009. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release. All share and per share information for the periods presented have been adjusted to reflect the issuance of common stock and common units, as applicable, in connection with the Company’s dividend payment on April 15, 2009. For the second quarter 2009, the per share results include a weighted average adjustment for the 66.63 million shares issued in the June 2009 equity offering discussed in more detail in the section titled - Capital Market Activity.

          Funds from Operations (“FFO”) allocable to common shareholders for the quarter ended June 30, 2009, was $59,205,000, or $0.71 per diluted share, compared with $54,545,000, or $0.77 per diluted share for the quarter ended June 30, 2008. FFO allocable to common shareholders for the six months ended June 30, 2009, was $110,369,000, or $1.43 per diluted share, compared with $108,141,000, or $1.52 per diluted share for the six months ended June 30, 2008.

          FFO of the operating partnership for the quarter ended June 30, 2009, was $96,299,000, compared with $94,434,000 for the quarter ended June 30, 2008, representing an increase of 2.0%. FFO of the operating partnership for the six months ended June 30, 2009, was $184,749,000, compared with $187,289,000 for the six months ended June 30, 2008. The decline in FFO of the operating partnership for the six months ended June 30, 2009, was primarily the result of a $7,706,000 non-cash impairment charge related to the Company’s investment in a mall real estate development company located in Nanjing, China.

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CBL Reports Second Quarter Results

August 4, 2009

          Net income available to common shareholders for the quarter ended June 30, 2009, was $8,137,000, or $0.10 per diluted share, compared with net income of $9,665,000, or $0.14 per diluted share for the prior-year period. Net income available to common shareholders for the six months ended June 30, 2009, was $9,849,000, or $0.13 per diluted share, compared with $15,837,000, or $0.22 per diluted share, for the six months ended June 30, 2008. The decline in net income available to common shareholders for the six months ended June 30, 2009, was primarily the result of a $4,373,000 (adjusted for non-controlling interest) non-cash impairment charge related to the Company’s investment in a mall real estate development company located in Nanjing, China.

HIGHLIGHTS
▪

Total revenues declined 2.2% during the second quarter ended June 30, 2009, to $266,524,000 from $272,483,000 in the prior-year period. Total revenues declined 2.9% in the six months ended June 30, 2009 to $537,584,000, from $553,415,000 in the prior-year period.

▪

Same-center net operating income (“NOI”) for the portfolio, excluding lease termination fees, for the quarter ended June 30, 2009, increased 1.3% compared with a decline of 1.8% for the prior-year period. Same-center NOI, excluding lease termination fees, for the six months ended June 30, 2009, declined 0.4%, compared with a 0.4% decline in the prior-year period.

▪

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of June 30, 2009, declined 6.0% to $321 per square foot compared with $341 per square foot in the prior-year period.

▪

The debt-to-total-market capitalization ratio as of June 30, 2009, was 82.6% based on the common stock closing price of $5.39 and a fully converted common stock share count of 189,804,000 shares as of the same date. The debt-to-total-market capitalization ratio as of June 30, 2008, was 68.6% based on the common stock closing price of $22.84 and a fully converted common stock share count of 116,960,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $1,327,908,000 represents 17.6% of the total market capitalization for the Company and 21.2% of the Company’s share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “I am pleased to report on the significant progress we have made this quarter enhancing our balance sheet flexibility and strengthening our liquidity position. We have secured 99% of the underlying lending commitments to extend the $560 million unsecured and the $525 million secured credit facilities. In addition, we closed $91 million in permanent financings. Combined with the $382 million in capital raised through our June equity offering, these transactions allow us to address all of our 2009 debt maturities and have identified capital to address all of our CMBS maturities through 2011.

“The commitment of the CBL team and the resiliency of our properties were also evident in the quarter. In the face of a deteriorating retail environment, we posted an increase in NOI in the mall portfolio, signed over one million square feet of leases and maintained the sequential stabilized mall occupancy rate. While leasing rates continue to reflect the tough economic climate, we remain confident in our properties and our markets.”

          PORTFOLIO OCCUPANCY

	June 30,
	2009	2008

Portfolio occupancy	88.0%	91.4%
Mall portfolio	88.7%	90.9%
Stabilized malls	89.1%	91.0%
Non-stabilized malls	72.2%	89.5%
Associated centers	88.7%	94.1%
Community centers	78.5%	92.4%

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CBL Reports Second Quarter Results

August 4, 2009

CAPITAL MARKET ACTIVITY

          During the second quarter, CBL sold a total of 66,630,000 of newly-issued common stock in an underwritten public offering for net proceeds of approximately $382.0 million, after deducting the underwriting discount and other estimated offering expenses. The Company used the net proceeds from the offering to repay outstanding borrowings under its credit facilities.

FINANCING

          CBL has received commitments from lenders representing approximately 99% of the aggregate underlying facility amounts for the extension and modification of its $525 million secured line of credit and its $560 million unsecured line of credit. The commitments include lenders representing $512 million of its $525 million secured facility and 100% of its $560 million unsecured facility. The commitments reflect an extension of the $525 million secured facility from February 2010 to February 2012, with an option to extend the maturity for one additional year to February 2013 (subject to continued compliance with the terms of the facility). The commitments provide that the $560 million unsecured facility will be converted over an 18-month period into a secured facility, and that the maturity of the facility will be extended from August 2011 to April 2014. The Company anticipates closing on the extension and modification of the secured and unsecured lines of credit in the third quarter 2009. Full terms and conditions of the facility will be announced at that time.

          The Company also announced that it had closed two 10-year, non-recourse loans including a $33.6 million loan secured by Honey Creek Mall in Terre Haute, IN and a $57.8 million loan secured by Volusia Mall in Daytona Beach, FL. The loans are with the existing institutional lender and have an interest rate of 8.0%. These loans replace an existing $30.1 million loan secured by Honey Creek Mall and a $51.2 million loan secured by Volusia Mall. CBL used the approximately $10.1 million of excess proceeds, plus cash on hand, to pay off the $30.2 million loan secured by Bonita Lakes Mall in Meridian, MS. These advancements successfully address all of the Company’s 2009 loan maturities, except for a $53.0 million non-recourse loan secured by Eastgate Mall in Cincinnati, OH which may be paid-off using amounts made available on the $560 million credit facility from the June equity offering.

DIVIDEND

          During the quarter, CBL’s Board of Directors established its Common Stock dividend policy for the remainder of 2009. The Board determined to reduce the dividend for the remainder of 2009 to the minimum level required to distribute 100% of the Company’s estimated taxable income. Future dividends payable will be determined by the Company’s Board of Directors based upon circumstances at the time of declaration.

          Pursuant to the 2009 Common Stock dividend policy the Board declared a quarterly cash dividend for the Company’s Common Stock of $0.11 per share for the quarter ending June 30, 2009. The dividend was paid on July 15, 2009, to shareholders of record as of June 30, 2009.

OUTLOOK AND GUIDANCE

          Based on today’s outlook and the Company’s second quarter results, the Company is maintaining 2009 FFO guidance of $2.28 to $2.39 per share. The guidance incorporates the dilution from the June 2009 equity offering and assumes the closing of the secured and unsecured credit facilities in third quarter 2009. The full year guidance also assumes $6.0 million to $9.0 million of outparcel sales and same-center NOI growth in the range of (1.5%) to (3.5%), excluding the impact of lease termination fees from both applicable periods. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter’s results.

	Low	High

Expected diluted earnings per common share	$0.36	$0.46
Adjust to fully converted shares from common shares	(0.12)	(0.15)

Expected earnings per diluted, fully converted common share	0.24	0.31
Add: depreciation and amortization	1.91	1.91
Add: noncontrolling interest in earnings of Operating Partnership	0.13	0.17

Expected FFO per diluted, fully converted common share	$2.28	$2.39

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CBL Reports Second Quarter Results

August 4, 2009

INVESTOR CONFERENCE CALL AND SIMULCAST

          CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Wednesday, August 5, 2009, to discuss the second quarter results. The number to call for this interactive teleconference is (480) 629-9738. A seven-day replay of the conference call will be available by dialing (303) 590-3030 and entering the passcode 4065610. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

          To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

          The Company will also provide an online Web simulcast and rebroadcast of its 2009 second quarter earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as http://www.talkpoint.com/viewer/starthere.asp?Pres=126803 on Wednesday, August 5, 2009, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 13, 2009.

          CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 160 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 86.4 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has four projects under construction totaling 2.3 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; The Promenade in D’Iberville (Biloxi/Gulfport), MS; and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

          FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

          The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

          The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership. The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to its common shareholders.

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CBL Reports Second Quarter Results

August 4, 2009

          In the reconciliation of net income available to the Company’s common shareholders to FFO allocable to its common shareholders, the Company makes an adjustment to add back noncontrolling interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

          FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

          NOI is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

          Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

          Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company’s shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

          The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

          Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Second Quarter Results

August 4, 2009

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

REVENUES:
Minimum rents	$170,491	$177,943	$342,428	$352,474
Percentage rents	1,604	1,610	6,408	6,606
Other rents	4,142	4,204	8,422	9,218
Tenant reimbursements	81,695	79,952	163,179	166,375
Management, development and leasing fees	1,615	2,484	4,080	5,422
Other	6,977	6,290	13,067	13,320

Total revenues	266,524	272,483	537,584	553,415

EXPENSES:
Property operating	39,355	44,094	83,372	92,386
Depreciation and amortization	75,793	73,064	154,104	148,144
Real estate taxes	24,449	23,898	48,603	48,077
Maintenance and repairs	13,416	15,003	29,410	32,919
General and administrative	10,893	11,114	22,372	23,645
Other	5,914	6,541	11,071	13,540

Total expenses	169,820	173,714	348,932	358,711

Income from operations	96,704	98,769	188,652	194,704
Interest and other income	1,362	2,182	2,943	4,909
Interest expense	(72,842)	(76,455)	(144,727)	(156,679)
Impairment of investment	—	—	(7,706)	—
Gain (loss) on sales of real estate assets	72	4,269	(67)	7,345
Equity in earnings (losses) of unconsolidated affiliates	62	(186)	1,596	793
Income tax provision	(152)	(3,838)	(755)	(4,195)

Income from continuing operations	25,206	24,741	39,936	46,877
Operating income of discontinued operations	86	1,053	20	1,335
Gain (loss) on discontinued operations	(12)	3,112	(72)	3,112

Net income	25,280	28,906	39,884	51,324
Net income attributable to noncontrolling interests:
Operating partnership	(5,109)	(7,385)	(6,415)	(12,127)
Other consolidated subsidiaries	(6,580)	(6,402)	(12,711)	(12,451)

Net income attributable to the Company	13,591	15,119	20,758	26,746
Preferred dividends	(5,454)	(5,454)	(10,909)	(10,909)

Net income available to common shareholders	$8,137	$9,665	$9,849	$15,837

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.10	$0.10	$0.13	$0.19
Discontinued operations	—	0.04	—	0.03

Net income available to common shareholders	$0.10	$0.14	$0.13	$0.22

Weighted average common shares outstanding	82,918	71,062	77,072	71,027

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.10	$0.10	$0.13	$0.19
Discontinued operations	—	0.04	—	0.03

Net income available to common shareholders	$0.10	$0.14	$0.13	$0.22

Weighted average common and potential dilutive common shares outstanding	82,957	71,250	77,109	71,209

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$8,092	$7,259	$9,880	$13,269
Discontinued operations	45	2,406	(31)	2,568

Net income available to common shareholders	$8,137	$9,665	$9,849	$15,837

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CBL Reports Second Quarter Results

August 4, 2009

The Company’s calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

Net income available to common shareholders	$8,137	$9,665	$9,849	$15,837
Noncontrolling interest in earnings of operating partnership	5,109	7,385	6,415	12,127
Depreciation and amortization expense of:
Consolidated properties	75,793	73,064	154,104	148,144
Unconsolidated affiliates	7,555	6,694	15,064	13,371
Discontinued operations	—	117	—	892
Non-real estate assets	(243)	(259)	(490)	(502)
Noncontrolling interests’ share of depreciation and amortization	(64)	(303)	(265)	(651)
(Gain) loss on discontinued operations	12	(3,112)	72	(3,112)
Income tax provision on disposal of discontinued operations	—	1,183	—	1,183

Funds from operations of the operating partnership	$96,299	$94,434	$184,749	$187,289

Funds from operations per diluted share	$0.71	$0.77	$1.43	$1.52

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	134,906	123,223	129,058	123,183

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$96,299	$94,434	$184,749	$187,289
Percentage allocable to Company shareholders (1)	61.48%	57.76%	59.74%	57.74%

Funds from operations allocable to Company shareholders	$59,205	$54,545	$110,369	$108,141

(1)

Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period See the reconciliation of shares and operating partnership units on page 9.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$1,129	$4,458	$3,671	$5,918
Lease termination fees per share	$0.01	$0.04	$0.03	$0.05

Straight-line rental income	$1,570	$1,837	$3,301	$3,338
Straight-line rental income per share	$0.01	$0.01	$0.03	$0.03

Gains on outparcel sales	$154	$4,188	$579	$7,548
Gains on outparcel sales per share	$—	$0.03	$—	$0.06

Amortization of acquired above- and below-market leases	$1,532	$2,506	$3,080	$5,103
Amortization of acquired above- and below-market leases per share	$0.01	$0.02	$0.02	$0.04

Amortization of debt premiums	$1,707	$1,961	$3,742	$3,936
Amortization of debt premiums per share	$0.01	$0.02	$0.03	$0.03

Income tax provision	$(152)	$(2,655)	$(755)	$(3,012)
Income tax provision per share	$—	$(0.02)	$(0.01)	$(0.02)

Impairment of investment	$—	$—	$(7,706)	$—
Impairment of investment per share	$—	$—	$(0.06)	$—

Abandoned projects	$(67)	$(1,199)	$(143)	$(2,912)
Abandoned projects per share	$—	$(0.01)	$—	$(0.02)

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CBL Reports Second Quarter Results

August 4, 2009

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

Net income attributable to the Company	$13,591	$15,119	$20,758	$26,746

Adjustments:
Depreciation and amortization	75,793	73,064	154,104	148,144
Depreciation and amortization from unconsolidated affiliates	7,555	6,694	15,064	13,371
Depreciation and amortization from discontinued operations	—	117	—	892
Noncontrolling interests’ share of depreciation and amortization in other consolidated subsidiaries	(64)	(303)	(265)	(651)
Interest expense	72,842	76,455	144,727	156,679
Interest expense from unconsolidated affiliates	7,497	7,208	15,362	13,834
Noncontrolling interests’ share of interest expense in other consolidated subsidiaries	(189)	(455)	(462)	(903)
Abandoned projects expense	67	1,199	143	2,912
(Gain) loss on sales of real estate assets	(72)	(4,269)	67	(7,345)
Gain on sales of real estate assets of unconsolidated affiliates	(82)	(145)	(646)	(429)
Impairment of investment	—	—	7,706	—
Noncontrolling interests’ share of gain on sales of other consolidated subsidiaries	—	230	—	230
Income tax provision	152	3,838	755	4,195
Noncontrolling interests in earnings of operating partnership	5,109	7,385	6,415	12,127
(Gain) loss on discontinued operations	12	(3,112)	72	(3,112)

Operating partnership’s share of total NOI	182,211	183,025	363,800	366,690
General and administrative expenses	10,893	11,114	22,372	23,645
Management fees and non-property level revenues	(4,574)	(6,357)	(10,606)	(14,328)

Operating partnership’s share of property NOI	188,530	187,782	375,566	376,007
NOI of non-comparable centers	(4,442)	(2,660)	(8,380)	(5,233)

Total same-center NOI	$184,088	$185,122	$367,186	$370,774

Malls	$166,601	$166,420	$333,226	$334,797
Associated centers	8,134	8,865	15,955	17,472
Community centers	3,508	3,732	6,899	7,133
Other	5,845	6,105	11,106	11,372

Total same-center NOI	184,088	185,122	367,186	370,774
Less lease termination fees	(1,129)	(4,438)	(3,671)	(5,762)

Total same-center NOI, excluding lease termination fees	$182,959	$180,684	$363,515	$365,012

Percentage Change:
Malls	0.1%		-0.5%
Associated centers	-8.2%		-8.7%
Community centers	-6.0%		-3.3%
Other	-4.3%		-2.3%

Total same-center NOI	-0.6%		-1.0%

Total same-center NOI, excluding lease termination fees	1.3%		-0.4%

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CBL Reports Second Quarter Results

August 4, 2009

Company’s Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	June 30, 2009

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,541,048	$1,147,554	$5,688,602
Noncontrolling interests’ share of consolidated debt	(23,424)	(928)	(24,352)
Company’s share of unconsolidated affiliates’ debt	407,022	181,282	588,304

Company’s share of consolidated and unconsolidated debt	$4,924,646	$1,327,908	$6,252,554

Weighted average interest rate	5.98%	1.68%	5.06%

	June 30, 2008

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,653,373	$1,344,785	$5,998,158
Noncontrolling interests’ share of consolidated debt	(23,909)	(910)	(24,819)
Company’s share of unconsolidated affiliates’ debt	409,702	74,145	483,847

Company’s share of consolidated and unconsolidated debt	$5,039,166	$1,418,020	$6,457,186

Weighted average interest rate	5.79%	3.59%	5.30%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2009 (In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value

Common stock and operating partnership units	189,804	$5.39	$1,023,044
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000

Total market equity			1,313,044
Company’s share of total debt			6,252,554

Total market capitalization			$7,565,598

Debt-to-total-market capitalization ratio			82.6%

(1)

Stock price for common stock and operating partnership units equals the closing price of the common stock on June 30, 2009. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	Basic	Diluted	Basic	Diluted

2009:
Weighted average shares - EPS	82,918	82,957	77,072	77,109
Weighted average operating partnership units	51,949	51,949	51,949	51,949

Weighted average shares- FFO	134,867	134,906	129,021	129,058

2008:
Weighted average shares - EPS	71,062	71,250	71,027	71,209
Weighted average operating partnership units	51,976	51,973	51,976	51,972

Weighted average shares- FFO	123,038	123,223	123,003	123,183

Dividend Payout Ratio	Three Months Ended June 30,		Six Months Ended June 30,

	2009	2008	2009	2008

Weighted average dividend per share	$0.15385	$0.55047	$0.53291	$1.10094
FFO per diluted, fully converted share	$0.71	$0.77	$1.43	$1.52

Dividend payout ratio	21.7%	71.5%	37.3%	72.4%

-MORE-

CBL Reports Second Quarter Results

August 4, 2009

Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	June 30, 2009	December 31, 2008

ASSETS
Real estate assets:
Land	$926,588	$902,504
Buildings and improvements	7,567,502	7,503,334

	8,494,090	8,405,838
Accumulated depreciation	(1,433,863)	(1,310,173)

	7,060,227	7,095,665
Developments in progress	217,207	225,815

Net investment in real estate assets	7,277,434	7,321,480
Cash and cash equivalents	50,789	51,227
Cash in escrow	—	2,700
Receivables:
Tenant, net of allowance	69,386	74,402
Other	12,725	12,145
Mortgage and other notes receivable	51,380	58,961
Investments in unconsolidated affiliates	196,106	207,618
Intangible lease assets and other assets	285,712	305,802

	$7,943,532	$8,034,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other notes payable	$5,688,602	$6,095,676
Accounts payable and accrued liabilities	291,152	329,991

Total liabilities	5,979,754	6,425,667

Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	91,792	18,393
Redeemable noncontrolling preferred joint venture interest	421,457	421,279

Total redeemable noncontrolling interests	513,249	439,672

Shareholders’ equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 137,855,513 and 66,394,844 issued and outstanding in 2009 and 2008, respectively	1,378	664
Additional paid-in capital	1,420,214	993,941
Accumulated other comprehensive loss	(6,968)	(12,786)
Accumulated deficit	(223,202)	(193,307)

Total shareholders’ equity	1,191,434	788,524
Noncontrolling interests	259,095	380,472

Total equity	1,450,529	1,168,996

	$7,943,532	$8,034,335

-END-